     As filed with the Securities and Exchange Commission on October 5, 1999

                                                      Registration No. 333-72501

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             TRANSMEDIA NETWORK INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                  84-6028875
     (State or other jurisdiction                       (I.R.S. Employer
   of incorporation or organization)                 Identification Number)

                                   ----------

                            11900 Biscayne Boulevard
                           North Miami, Florida 33181
                                 (305) 892-3300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                             TRANSMEDIA NETWORK INC.
                          1996 LONG-TERM INCENTIVE PLAN
                            (Full title of the Plan)

                              --------------------


                                Gene M. Henderson
                      President and Chief Executive Officer
                             Transmedia Network Inc.
                            11900 Biscayne Boulevard
                           North Miami, Florida 33181
                                 (305) 892-3300
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                                   ----------

                                    Copies to
                            Stephen P. Farrell, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 309-6000

                                   ----------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                              Proposed            Proposed
                                                               Maximum            Maximum
  Title of Each Class of Securities to     Amount to be       Offering       Aggregate Offering      Amount of
             be Registered                 Registered(1)   Price Per Share         Price          Registration Fee
---------------------------------------   --------------   ---------------   ------------------   ----------------
Common Stock, par value $0.02 per share      1,000,000           (2)                (2)                (2)
Total

==================================================================================================================

(1) Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Transmedia Network Inc. 1996 Long-Term Incentive Plan.

(2)  Registration fee previously paid.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.     Exhibits.

Exhibit     Description
-------     -----------

23.3 - Consent of Arthur Andersen LLP.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 5, 1999.

                                            TRANSMEDIA NETWORK INC.



                                            By: Stephen E. Lerch
                                                ----------------------------
                                                Stephen E. Lerch
                                                Executive Vice President and
                                                Chief Financial Officer

                                  Exhibit Index

Exhibit   Description
-------   -----------

23.3      Consent of Arthur Andersen LLP.


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